Kohl's Corporation Reports First Quarter Financial Results

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--May 15, 2014-- Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported results for the quarter ended May 3, 2014.

	Quarter
($ in millions)	2014	2013	Change
Sales	$4,070	$4,199	(3.1)%
Comparable store sales	(3.4)%	(1.9)%	-
Net income	$125	$147	(15)%
Diluted earnings per share	$0.60	$0.66	(9)%

Kevin Mansell, Kohl's chairman, president and chief executive officer, said, “We did not achieve our first quarter sales goals, but we were encouraged by the improvement in sales as the quarter progressed.  Our teams managed our inventory levels appropriately and expenses were controlled throughout the organization during the quarter."

Guidance
The Company expects diluted earnings per share of $4.05 to $4.45 for fiscal 2014, which is consistent with its previous guidance.

Dividend
On May 14, 2014, Kohl's Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.39 per share. The dividend is payable June 25, 2014 to shareholders of record at the close of business on June 11, 2014.

Store Update
Kohl’s ended the quarter with 1,160 stores in 49 states, compared with 1,155 stores at the same time last year. The Company opened four new store locations, relocated one existing store and permanently closed two stores during the first quarter of 2014.

Credit Card Agreement with Capital One
The Company extended its current credit card agreement with Capital One for an additional five years until March 31, 2023.

First Quarter 2014 Earnings Conference Call
Kohl's will host its quarterly earnings conference call at 8:30 am ET on May 15, 2014. The phone number for the conference call is (706) 902-0486. Replays of the call will be available for 30 days by dialing (855) 859-2056 or (404) 537-3406.  The conference ID for both the live call and the replay is 24989593. The conference call and replays are also accessible via the Company's web site at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm.

Cautionary Statement Regarding Forward-Looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company's targeted sales and earnings. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's
Kohl’s (NYSE: KSS) is a leading specialty department store with 1,160 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, the company offers amazing national and exclusive brands, incredible savings and inspiring shopping experiences in-store, online at Kohls.com and via mobile devices. Committed to our communities, Kohl’s has raised more than $257 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc.  For additional information about Kohl’s philanthropic and environmental initiatives, visit www.Kohls.com/Cares. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

Connect with Kohl’s:
Facebook (http://www.facebook.com/Kohls)
Twitter (http://twitter.com/Kohls)
Google+ (http://plus.google.com/+Kohls)
Pinterest (http://pinterest.com/Kohls)
Instagram (http://instagram.com/Kohls)

Contacts
Investor Relations:
Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media:
Bevin Bailis, SVP, PR and Communications, (262) 703-1464

KOHL'S CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions, except per share data)
(Unaudited)

	Three Months Ended
	May 3, 2014	May 4, 2013
Net sales	$4,070	$4,199
Cost of merchandise sold	2,574	2,671

Gross margin	1,496	1,528

Operating expenses:
Selling, general, and administrative	1,000	997
Depreciation and amortization	216	214

Operating income	280	317

Interest expense, net	85	83

Income before income taxes	195	234
Provision for income taxes	70	87

Net income	$125	$147

Basic net income per share	$0.60	$0.66
Average number of shares	206	222

Diluted net income per share	$0.60	$0.66
Average number of shares	208	223

As a percent of net sales:
Gross margin	36.8%	36.4%
Selling, general and
administrative expenses	24.6%	23.7%
Operating income	6.9%	7.6%
Net income	3.1%	3.5%

KOHL'S CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions)
(Unaudited)

	May 3, 2014	May 4, 2013
Assets
Current assets:
Cash and cash equivalents	$717	$518
Merchandise inventories	3,981	3,961
Deferred income taxes	137	138
Other	280	294

Total current assets	5,115	4,911

Property and equipment, net	8,677	8,822
Other assets	341	317

Total assets	$14,133	$14,050

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,382	$1,452
Accrued liabilities	1,078	1,023
Income taxes payable	49	117
Current portion of capital lease
and financing obligations	112	107

Total current liabilities	2,621	2,699

Long-term debt	2,792	2,492
Capital lease and financing obligations	1,919	1,938
Deferred income taxes	382	368
Other long-term liabilities	562	532
Shareholders' equity	5,857	6,021

Total liabilities and shareholders' equity	$14,133	$14,050

KOHL'S CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions)
(Unaudited)

	Three Months Ended
	May 3, 2014	May 4, 2013
Operating activities
Net income	$125	$147
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	216	214
Share-based compensation	11	9
Excess tax benefits from share-based compensation	(2)	(1)
Deferred income taxes	5	(13)
Other non-cash revenues and expenses	5	11
Changes in operating assets and liabilities:
Merchandise inventories	(105)	(210)
Other current and long-term assets	17	21
Accounts payable	17	145
Accrued and other long-term liabilities	(44)	11
Income taxes	(66)	(29)

Net cash provided by operating activities	179	305

Investing activities
Acquisition of property and equipment	(176)	(135)
Other	4	12

Net cash used in investing activities	(172)	(123)

Financing activities
Treasury stock purchases	(167)	(101)
Shares withheld for taxes on vested restricted shares	(14)	(8)
Dividends paid	(80)	(77)
Proceeds from financing obligations	3	—
Capital lease and financing obligation payments	(29)	(24)
Proceeds from stock option exercises	24	8
Excess tax benefits from share-based compensation	2	1

Net cash used in financing activities	(261)	(201)

Net decrease in cash and cash equivalents	(254)	(19)
Cash and cash equivalents at beginning of period	971	537

Cash and cash equivalents at end of period	$717	$518